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Exhibit 10.53

[ev3 LETTERHEAD]

March 3, 2005

Patrick D. Spangler, CPA
1131 Black Oak Drive
New Brighton, MN 55112

Dear Patrick:

        We are thrilled you are considering employment with ev3! As we discussed, ev3 offers the unique opportunity for you to help us build a successful endovascular enterprise with a team of people committed to people, ideas and passion. I also want you to know that I am personally looking forward to working with you and having you meet the rest of the team.

        I am pleased to offer you the position of Chief Financial Officer of ev3 LLC and of ev3 Inc. During the initial weeks of your employment there will be a transition of responsibilities to you from our Acting CFO, Thomas Timbie, after which you will officially assume the title of CFO on April 10, 2005. This transition period will benefit both you and the Company in that you will have time to become knowledgeable about the Company and its financials prior to having to sign any publicly filed documents. From April 10th forward, you will have full responsibilities as the Chief Financial Officer of ev3 LLC and ev3 Inc., which will include full responsibility for the financials of the subsidiaries of the ev3 LLC/ev3 Inc., one of which is Micro Therapeutics, Inc.

        On behalf of ev3. I would like to extend the following job offer:

1.	Position:	Chief Financial Officer
2.	Reporting to:	Jim Corbett, President and CEO
3.	Proposed Start Date:	March 14, 2005
4.	Compensation:
$250,000 annual salary, less withholdings for Federal, FICA and State taxes, paid bi-weekly in accordance with ev3 lnc.'s normal payroll procedures. You will receive a salary (pro rated upon start date) and performance review effective January 1,2006.
5.	Performance Incentive:
You will be eligible to participate in the ev3 performance incentive program. While there is no guarantee, your participation in the plan has been structured so that your incentive target is 45% (pro rated upon start date). Actual payout will depend upon achievement of established ev3 goals.
6.	Unit Options:
Equity compensation is a planned part of our overall compensation philosophy. ev3's equity program has been established commensurate with an employee's level within the organization. Subject to Board approval, you will receive 450,000 unit options.

        As an employee of ev3 you will be eligible to participate in ev3's benefit programs in accordance with the terms of such plans and programs as in effect from time to time. In addition, you will be entitled to 27 days PTO on a full year basis (pro rated upon start date).

        This offer of employment expires if not accepted at the close of business on 3/7/05. Once accepted, the following documents need to be completed and returned no later than 3/14/05 in the enclosed postage-paid envelope:

  1.
  Pre-employment Drug Testing Policy Acknowledgement and Consent Form for Substance Abuse Testing

  2.
  Disclosure and Authorization for Consumer Report

  3.
  Signed offer letter and

  4.
  New Hire/Address/Name Change form

  5.
  Employment Agreement

        Please bring the remaining forms with you when you attend the New Employee Orientation on Monday, March 14th, at 9:30 a.m. in the Santa Rosa Conference Room in the Human Resources Department. In order to complete the 1-9 form, please remember to bring the proper original documents with you on your first day. Acceptable documentation is referenced on the back of form.

        This offer of employment is conditional based upon your submitting to a drug test and a background check. The offer is contingent on ev3 receiving a negative test result on the drug test and a satisfactory report on the background check.

        Lastly, this offer is expressly conditioned upon you proving your eligibility to work in the United States, your representation to the Company that you are not bound by any commitments to third parties which would prevent you from accepting the position described in this letter, and you executing the enclosed Employee Agreement prior to beginning employment with ev3 Inc. Please note that the Employment Agreement includes non-compete, non-solicitation, and confidentiality clauses among others. I am sure you understand that these provisions are necessary to protect ev3 lnc.'s investment in its confidential information, trade secrets, customer relationships and goodwill.

        Patrick, thank you for spending the time to ensure ev3 is the right opportunity for you. I have no doubt ev3 will be a vehicle for growth, excitement, and success and that your contributions will be many and meaningfull.

Sincerely,	Agreed,

/s/ JIM CORBETT Jim Corbett President and CEO	/s/ PATRICK D. SPANGLER Patrick D. Spangler	3/4/05 Date

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  Exhibit 10.53